Exhibit 3.l

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN CORK & SEAL COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN CORK & SEAL COMPANY LLC

i

ARTICLE VII TRANSFER OR PLEDGE OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS		8
7.1.	Transfer	8
7.2.	Pledge	8
7.3.	Admission of New Members	8

ARTICLE VIII DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY		8
8.1.	Events of Dissolution	8
8.2.	Procedure for Winding Up and Dissolution	9
8.3.	Filing of Certificate of Cancellation	9

ARTICLE IX BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS		9
9.1.	Bank Accounts	9
9.2.	Books and Records	9
9.3.	Tax Elections	9

ARTICLE X GENERAL PROVISIONS		9
10.1.	Complete Agreement	9
10.2.	Applicable Law	9
10.3.	Section Titles	9
10.4.	Binding Provisions	9
10.5.	Terms	10
10.6.	Severability of Provisions	10

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN CORK & SEAL COMPANY LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into this 1st day of September, 2001, by and between Crown Cork & Seal Company, LLC, a Delaware limited liability company (the “Company”) and Crown Cork & Seal Company, Inc., a Pennsylvania Corporation (the “Member”).

EXPLANATORY STATEMENT

The Member desires to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Board” means the Board of Managers of the Company described in Section 5.1.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed to the Company by the Member, net of liabilities assumed or to which the assets are subject.

“Cash Flow” means all cash provided by operations of the Company as reflected in the financial statements of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“Involuntary Withdrawal” means, with respect to the Member, the bankruptcy, insolvency, liquidation or dissolution of the Member under applicable federal or state law.

“Manager” means an individual who serves on the Board of Managers.

“Member” means Crown Cork & Seal Company, Inc. and any Person who subsequently is admitted as a member of the Company.

“Person” means an individual, a corporation, a partnership, an association, a federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof), a trust or other entity or organization.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s net income or net loss determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

“Units” means membership units which shall be issued in a single class of voting, non-redeemable units.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSE; TERM; SERIES

2.1. Organization. The Member hereby organizes a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, has caused a Certificate of Formation to be prepared, executed and filed with the office of the Delaware Secretary of State on August 31, 2001.

2.2. Name of the Company. The name of the Company shall be “Crown Cork & Seal Company, LLC”. The Company may do business under that name and under any other name or names as selected by the Board.

2.3. Purpose. The Company is organized to do all things permitted to be done by limited liability companies under the Act, and to do all things necessary, convenient or incidental to that purpose.

2.4. Term. The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State and shall continue in existence perpetually unless terminated pursuant to the terms of this Agreement.

2.5. Principal Office. The principal office of the Company shall be located at 919 N. Market St., Suite 406, Wilmington, Delaware 19801, or at any other place selected by the Member.

2.6. Registered Agent. The name and address of the Company’s registered agent in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19805.

2.7. Member. The name, present mailing address and taxpayer identification number of the Member shall be maintained with the books and records of the Company.

ARTICLE III

MEMBERSHIP UNITS

3.1. Units. The ownership rights in the Company are reflected in membership units which shall be issued in a single class of voting, non-redeemable units (“Units”). Each Unit shall have equal rights with every other Unit in all matters, including allocations of profits and losses and distributions, and in matters subject to a vote, each Unit shall have one vote. The Company hereby authorizes for issuance 1,000 Units. As of the date hereof, the Company shall have issued 1 Unit to the Member.

3.2. Certificated Units. All Units at any time and from time to time outstanding shall be evidenced by certificates in the form attached as Exhibit A hereto (a “Unit Certificate”) and shall bear the following legend:

“These Units represent the right of the holder designated herein pursuant to the Limited Liability Agreement of Crown Cork & Seal Company, LLC, as may be amended and restated from time to time (the “LLC Agreement”) and are subject to restrictions on transfer, which restrict the transfer of Units pursuant to the terms and conditions of the LLC Agreement.”

3.3. Issuance and Transfer of Membership Units. The Managers may issue additional Units to the Member. The Member may transfer Units to a person other than the Member only pursuant to the terms and conditions set forth in Article VII.

ARTICLE IV

CAPITAL

4.1. Capital Contributions. The Member has made a capital contribution to the Company of $5,000.00.

4.2. No Other Capital Contributions Required. The Member is not required to contribute any additional capital to the Company, and the Member shall have no personal liability for any obligations of the Company.

ARTICLE V

PROFIT, LOSS AND DISTRIBUTIONS

All Cash Flow, Profit and Loss shall be distributed or allocated to the Member.

ARTICLE VI

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

6.1. Board of Managers.

A. In order to provide for the management of the Company, the Member hereby establishes a Board of Managers consisting of persons elected by the Member. The Board shall have the power, authority and responsibility to manage the Company for and on behalf of the Member and to make decisions as to all matters which the Company has authority to perform, as fully as if the Member were making such decisions. Approval by or action taken by the Board in accordance with this Agreement shall constitute approval or action by the Company.

B. The Board shall at all times consist of not less than one nor more than eight Managers, as determined by the Member. The Board shall initially consist of one Manager. The initial Manager shall be Thomas A. Kelly.

6.2. Authority of the Board. The Board, by its own action or by action of a majority of the Board, or by delegation to officers of the Company, shall, in addition to any other power granted to it in this Agreement, have the right, power and authority to take the following actions and none of the following actions will be taken without the approval of the Board:

A. To do and perform all acts as may be necessary or appropriate to the conduct of the Company's business;

B. To purchase, hold, sell, exchange, transfer and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to real and personal property, whether tangible or intangible, held by the Company;

C. To purchase liability and other insurance to protect the Company’s property and business;

D. To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

E. To employ accountants, legal counsel, managing agents, or other experts or consultants to perform services for the Company and to compensate them from Company funds;

F. To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such forms as the Managers may approve;

G. With the consent of the Member, to approve of the dissolution of the Company; and

H. With the consent of the Member, to amend this Agreement.

6.3. Subcommittees. The Board may designate one or more subcommittees. Any subcommittee, to the extent provided by the Board, shall have and may exercise all of the power and authority of the Board.

6.4. Meetings and Voting.

A. Regular and special meetings of the Board shall be held at any time on reasonable notice given by any Manager. Meetings of the Board shall be held at the Company’s principal place of business or at such other place as shall be designated from time to time by the Manager.

B. The presence in person or by proxy of at least a majority of the Manager Members shall constitute a quorum for the transaction of business at a Board meeting. Board Members may participate in any Board meeting by means of telephone and participation by such means shall constitute presence in person at such Board meeting. The affirmative vote of a majority of the Board Members present at a duly constituted meeting shall govern all of the Board’s actions and constitute approval by the Board. Each Manager may vote by delivering his proxy to another Manager

C. In lieu of holding a meeting, the Board may vote or otherwise take action by a written instrument indicating the consent of Board.

6.5. Executive Officers. The Board may unanimously agree on and appoint employees to hold the positions of president, chief financial officer, treasurer, secretary, one or more vice presidents, and any other office that the Board may establish, all with such duties as may be established by the Board. Initially, there shall be a Vice Chairman and President, a Vice President and Treasurer, an Assistant Treasurer, a Secretary, and an Assistant Secretary of the Company.

6.6. Signing Authority. Any document or instrument purporting to bind the Company shall be effective to bind the Company when executed by (a) the Member or (b) a Manager or (c) an officer of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or the written resolutions of the Board.

6.7. Liability and Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) the Member, (ii) each officer, (iii) each Manager, (iv) each agent, partner, employee, counsel and affiliate of the Member, officer, Manager or of any of their affiliates (individually, an “Indemnified Party”), as follows:

A. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits or proceedings (“Actions”), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) a Member, (ii) an officer, (iii) Manager or ,(iv) an agent, partner, employee, counsel or Affiliate of a Member, an officer a Manager, or any of their Affiliates, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, or by or in the right of the Company; provided, however, no such Person shall be indemnified for any Indemnified Costs which proximately result from the Person’s fraud, bad faith or willful misconduct or the Person’s material breach of this Agreement.

B. The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 5.7(a) above, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of Section 5.7(a) above.

ARTICLE VII

TRANSFER OR PLEDGE OF MEMBERSHIP INTERESTS; ADMISSION

OF NEW MEMBERS

7.1. Transfer. The Member shall have the right to transfer all (but not less than all) of its membership interest to any Person at any time. Any transferee shall be admitted as a Member as of the effective date of the transfer.

7.2. Pledge. The Member shall have the right to pledge, or grant a security interest in, up to all of its membership interest to any Person at any time. With respect to such pledge or grant of security interest under the Uniform Commercial Code, as codified under applicable law (the “UCC”), the Company elects to opt in and be governed by Article 8 of the UCC, and anything contained in the Agreement or any other document of the Company to the contrary notwithstanding, the membership interests of the Company shall be considered “securities” for purposes of Section 8-103(c), Article 8 and Article 9 of the UCC.

7.3. Admission of New Members. No new Member shall be admitted (other than pursuant to Section 7.1), either by transfer of a portion of the Member’s interest, or in any other manner, which causes the Company to have two or more Members, until this Agreement has been amended to provide for such admission, including amendments relating to the governance of the Company, and providing for the allocation of Profits and Losses of the Company among the Members, and such amendment has been accepted by the existing Member and the New Member.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND

TERMINATION OF THE COMPANY

8.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

A. upon the election of the Board and the Member; or

B. upon the occurrence of an Involuntary Withdrawal of the Member.

8.2. Procedure for Winding Up and Dissolution. If the Company is dissolved for any reason, the Board shall wind up its affairs.

8.3. Filing of Certificate of Cancellation. If the Company is dissolved, the Board shall promptly file a certificate of cancellation with the Delaware Secretary of State.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

9.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name as determined by the Board.

9.2. Books and Records. The Company shall keep or cause to be kept complete and accurate books and records of the Company. The books and records shall be maintained in accordance with generally accepted accounting principles and practices.

9.3. Tax Elections. Any election under any provision of any tax law shall be made only by the Board or by a person authorized to do so by the Board.

ARTICLE X

GENERAL PROVISIONS

10.1. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement of the Member. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

10.2. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

10.3. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof

10.4. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

10.5. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

10.6. Severability of Provisions. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBER

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ William T. Gallagher
Name: William T. Gallagher
Title: Vice President & Secretary

COMPANY

CROWN CORK & SEAL COMPANY, LLC

By:	/s/ Thomas A. Kelly
Name: Thomas A. Kelly
Title: Vice President & Manager